Exhibit 15.1

Consent of independent registered public accounting firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-92220, 333-81564, 333-108833, 333-125075, 333-137354, 333-149631, 333-158154, 333-158155, 333-165591, 333-168020, 333-172919, 333-172920 and 333-172921) of our reports dated 16 March 2015, with respect to the consolidated financial statements of ING Groep N.V., and the effectiveness of internal control over financial reporting of ING Groep N.V., included in this Annual Report (Form 20-F) for the year ended 31 December 2014.

Amsterdam, The Netherlands

March 16, 2015

Ernst & Young Accountants LLP